The Prudential Series Fund
For the fiscal period ended 12/31/05
File number 811-03623

SUB-ITEM 77D
Policies With Respect to Security Investment





THE PRUDENTIAL SERIES FUND, INC.

Supplement dated December 19, 2005 to the Prospectus dated May 1,
2005

This supplement sets forth the changes to the SP Large
Cap Value Portfolio of
The Prudential Series Fund, Inc. ("Trust") Prospectus dated May 1, 2005. The
Portfolio discussed in this supplement may not be available under your variable
contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Trust Prospectus and should be retained for future reference.

Effective on or about March 20, 2006, Dreman Value Management LLC
("Dreman")
will join Hotchkis & Wiley Capital Management, LLC ("Hotchkis &
Wiley") and
J.P. Morgan Investment Management, Inc. ("J.P. Morgan") as sub-advisors to the
SP Large Cap Value Portfolio.

The following replaces the last paragraph in the section of the Prospectus entitled "More Detailed Information on How the Portfolios Invest-SP
Large Cap
Value Portfolio

The Portfolio is co-managed by J.P. Morgan Investment Management Inc.
("J.P.
Morgan"), Hotchkis and Wiley Capital Management LLC ("Hotchkis &
Wiley") and
Dreman Value Management LLC ("Dreman").  J.P. Morgan, Hotchkis and
Wiley and
Dreman are each responsible for managing approximately 50%, 20% and 30%, respectively, of the Portfolio's assets.

The following replaces the first sentence of each of the paragraphs in the
Prospectus relating to J.P. Morgan and Hotchkis & Wiley as the
Portfolios
subadvisers section of the prospectus entitled "How the Fund is Managed-
Investment Subadvisers:"

J.P. Morgan Investment Management Inc. (J.P. Morgan) serves as the subadviser for approximately 50% of the assets of the SP Large Cap Value
Portfolio.

Hotchkis and Wiley Capital Management LLC (Hotchkis and Wiley) serves as the subadviser for approximately 20% of the assets of the SP Large
Cap Value
Portfolio.

The following disclosure is added to the discussion in the section of the
Prospectus entitled "How the Fund is Managed-Investment
Subadvisers:"

Dreman serves as subadviser for approximately 30% of the assets of the SP Large
Cap Value Portfolio. Dreman is located at Harborside Financial
Center, Plaza
10, Suite 800, Jersey City, NJ 07311.

The following is added to the discussion in the section of the Prospectus entitled "How the Fund is Managed-Portfolio Managers-SP
Large Cap Value
Portfolio:"

David N. Dreman. Chairman and Chief Investment Officer of
Dreman Value
Management, L.L.C. and Co-Lead Portfolio Manager.



Began investment career in
1957.




Founder, Dreman Value Management,
L.L.C.




Mr. Dreman will serve as the lead portfolio manager




Mr. Dreman is the founder, and Chairman of Dreman Value Management,
 L.L.C. and
also the firm's Chief Investment Officer.  Dreman Value Management,
 L.L.C.,
with 11 billion under management, focuses on the assets of mutual funds, pension, foundation and endowment funds, as well as high net-worth individuals. The Scudder-Dreman High Return Equity Fund, managed by Mr.
Dreman, has been ranked as number one in the Equity-Income group by Lipper
Analytical Services since the fund's inception in March 18, 1988.Mr. Dreman founded his first investment firm, Dreman Value Management, Inc., in 1977 and served as its President and then Chairman to 1995, followed by a similar role at Dreman Value Advisors, Inc. from 1995 to 1997 .



PSFSUP67

Nelson Woodard . Co-Lead Portfolio ManagerBegan investment career in 1985


PhD, University of
Virginia




Mr. Woodard will serve as the co-lead portfolio manager




Nelson P. Woodard received his BA in Mathematics and Economics and MA in Economics as well as his Ph.D. in Econometrics and Public Finance at the University of Virginia. Mr. Woodard is a Managing Director and Senior Portfolio Manager with Dreman Value Management LLC and currently serves as the co-lead portfolio manager for the Scudder-Dreman Small Cap Value Fund. From
July 2000 through November 2001 he was Vice President of Asset Allocation and
Quantitative Analysis at Prudential Investments. From January 1997 to
July of
2000, he was a Managing Director of Dreman Value Management. Prior to joining
Dreman, he was a Director of the Quantitative Finance program at the College of Business at James Madison University from 1993 to 1996 and an Instructor at the Anderson School of Management at the University of New Mexico from 1989 to
1992. Previously, Mr. Woodard had been the Director of Research at
Investment
Strategy Management in Charlottesville, Virginia. From 1985-1995 he served as a consultant for Dreman Value Advisors, Inc. and as a Research Fellow for the
Dreman Foundation.